Exhibit 10.6

ENGLISH TRANSLATION

Exclusive Technical Support and Consulting Services Agreement

THIS EXCLUSIVE TECHNICAL SUPPORT AND CONSULTING SERVICES AGREEMENT (“this Agreement”) is entered into by the two parties below in Shenzhen, the People’s Republic of China on and as of June 8, 2007:

Party A: Noah Education Technology (Shenzhen) Co., Ltd.

Domicile: B1002 Tian An Hi-tech Venture Park Building, Chegongmiao, Futian District, Shenzhen

Party B: Shenzhen Zhiyuan Noah Internet Technology Co., Ltd.

Domicile: B1003 Tian An Hi-tech Venture Park Building, Chegongmiao, Futian District, Shenzhen

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise incorporated in Shenzhen, the People’s Republic of China (“China”) and validly existing under Chinese laws, which is mainly specialized in the development of the electronic education and learning software products in various formats that can be downloaded for playing and other businesses and has rich experience and resources in respect of the technical support and management relating to the said businesses;

2.	Party B is a limited liability company incorporated in Shenzhen, China and validly existing under Chinese laws, which is mainly engaged in (Internet information service, user service, website making), etc.

NOW, THEREFORE, through negotiations, both parties hereby agree as follows:

1.	Technical Support and Consulting Services

1.1	Subject to the terms and conditions of this Agreement, Party B hereby agrees to appoint Party A as its exclusive technical support and consulting service provider to provide the technical services and consulting services relating to Party B’s operating activities (“Technical Support and Consulting Services”), including, but not limited to:

1.1.1	Provide the application software technology for website services;

1.1.2	Design system solutions;

1.1.3	Provide the professional consultancy relating to Party B’s businesses;

1.1.4	Provide the technical development and support services in connection with Internet information service business, value-added telecommunications service, etc;

1.1.5	Provide training for Party B’s personnel;

1.1.6	Provide market research, plan and development (consulting proposal);

1.1.7	Provide business plan and business strategy (consulting proposal);

1.1.8	Entrusted by Party B, be responsible for the planning, management and market development of Party B’s products and services;

1.1.9	Assist Party B in its promotion and PR (public relationship) activities;

1.1.10	Assist Party B in seeking and developing cooperation;

1.1.11	Provide customer management and development (consulting proposal);

1.1.12	Entrusted by Party B, be responsible for Party B’s accounting and financial management;

1.1.13	Provide wireless portal technology;

1.1.14	Provide HR and labor relation management (consulting proposal); and

1.1.15	Entrusted by Party B, be responsible for the planning, development, implementation and management of Party B’s corporate management systems.

1.2	Under this Agreement, Party B’s appointment and authorization to Party A shall be sole, exclusive and irrevocable. Without Party A’s prior written consent, Party B shall not accept the Technical Support and Consulting Services provided by any third party (including its shareholder).

2.	Service Fee and Terms of Payment

2.1	With regard to the Technical Support and Consulting Services provided by Party A, Party B shall pay to Party A the service fee (“Service Fee”), which shall be determined by taking into account Party B’s earnings obtained from such services; considering that the Technical Support and Consulting Services provided by Party A to Party B are comprehensive, exclusive and covers all respects of Party B’s operations, Party B agrees to pay the Service Fee to Party A annually, at a rate of 40% of all Party B’s annual operating revenue during the term of this Agreement. Upon expiry of this Agreement, if both parties agree to continue cooperation, the calculation and form of payment of Service Fee are to be agreed upon by both parties.

2.2	Within the term of this Agreement, Party B shall provide relevant financial data or statements to Party A within 30 days after each fiscal year finishes. Upon confirmation, Party A shall timely invoice Party B. Within 30 days after receiving the said invoice, Party B shall pay annual service fee to the bank account designated by Party A.

Name of account opening bank designated by Party A: Chegongmiao Branch, China Merchants Bank

Account name: Noah Education Technology (Shenzhen) Co., Ltd.

Account No.: 3885369310001

2.3	Party A and Party B hereby acknowledge that the Service Fee hereof is only the remunerations payable to Party A when Party A provides the Technical Support and Consulting Services. Any and all traveling expenses, traffic expenses, postages and other expenses and costs arising from the provisioning of such services by Party A (“Other Expenses”) shall be borne by Party B.

2.4

Before the 10th day of each month, Party B shall remit the Other Expenses of Party A for last month to the bank account designated by Party A. Should Party B fail to pay the Service Fee and the Other Expenses on time and in full according to the provisions of this Agreement, Party B shall pay to Party A a penalty interest at an annual interest rate of 10% of overdue amount.

2.5	Party A shall be entitled to assign its employee or external accountant (“Party A’s Representative”) to examine Party B’s financial affairs at any time so as to verify the amount of the Service Fee. In this case, Party B shall provide Party A’s Representative with the documents, account books, vouchers, financial records and other data required for his/her examination. In case of any difference between the Service Fee amounts calculated by Party A and Party B, the amount determined by Party A’s Representative shall prevail.

2.6	The Service Fee to be paid by Party B to Party A under this Agreement shall be free and clear of any deduction (e.g. bank handling charge, etc). All such deductions shall be borne by Party B.

2.7	Within 30 days after each quarter, Party A shall provide a summary report on the Technical Support and Consulting Services supplied by it to Party B so that Party B performs evaluation, and Party A shall timely make amendments according to Party B’s requirements; within 30 days after each year, Party A shall provide an annual service report to Party B.

3.	Intellectual Property Rights

Any right arising from the performance of this Agreement, including, but not limited to, copyright, patent right, know-how, trade secrets and other intellectual property rights, shall belong to Party A. The licensing of such rights are to be agreed upon by both parties.

4.	Confidentiality

4.1	Either party (“Recipient”) shall keep in confidence any and all technical data and information of the other party (“Discloser”) accessible or made available to it in the course of the execution and performance of this Agreement (“Confidential Information”), regardless of whether the Discloser has taken confidentiality actions or not. Without the prior written consent of the Discloser, the Recipient shall not disclose, divulge or transfer the Confidential Information to any third party or use it for the benefit of any third party.

4.2

The Recipient guarantees that it will make the Confidential Information accessible to its employees, consultants and agents on a need to know basis only for the purpose of performing this Agreement and further guarantees that such employees, consultants and agents will undertake the same confidentiality obligations as those as specified herein. Any breach of confidentiality obligations by any of such personnel shall be deemed as a breach hereof by the Recipient. In this case, the Recipient shall undertake the defaulting liabilities under this Agreement to the Discloser.

4.3	Upon termination of this Agreement, the Recipient shall return to the Discloser or destroy all documents and other carriers incorporating Confidential Information at Discloser’s option. Any memory device of the Recipient shall not retain or use such Confidential Information.

4.4	Both parties agree that this Article will survive the change, termination or expiry of this Agreement.

5.	Representations and Warranties

5.1	Party A hereby makes the following representations and warranties:

5.1.1	Party A is a wholly foreign-owned enterprise incorporated in Shenzhen and validly existing under the laws of the People’s Republic of China.

5.1.2	The execution and performance of this Agreement by Party A have been duly authorized by all necessary corporate actions on the part of Party A and obtained the consents and approvals from third parties or governments. Nothing contained herein violates the laws or internal regulations binding upon or influencing it.

5.1.3	All the facts disclosed by Party A to Party B and relevant Chinese supervisory department regarding the execution and performance of this Agreement are free of false information or any significant issue that needs to be disclosed, but is not disclosed.

5.1.4	Once this Agreement becomes effective, it constitutes a legal, valid and binding obligation enforceable against Party A in accordance with its provisions.

5.2	Party B hereby makes the following representations and warranties:

5.2.1	Party B is a limited liability company incorporated in Shenzhen and validly existing under the laws of the People’s Republic of China.

5.2.2	The execution and performance of this Agreement by Party B have been duly authorized by all necessary corporate actions on the part of Party B and obtained the consents and approvals from third parties or governments. Nothing contained herein violates the laws or internal regulations binding upon or influencing it.

5.2.3	All the facts disclosed by Party B to Party A and relevant Chinese supervisory department regarding the execution and performance of this Agreement are free of false information or any significant issue that needs to be disclosed, but is not disclosed.

5.2.4	Once this Agreement becomes effective, it constitutes a legal, valid and binding obligation enforceable against Party B in accordance with its provisions.

6.	Effectiveness and Term

6.1	This Agreement shall be signed and go into effect as of the date first above written.

6.2	This Agreement shall be valid for ten (10) years, unless terminated prematurely in accordance with its provisions.

6.3	This Agreement may be automatically extended for another year if neither party makes a written objection prior to the expiry of this Agreement.

7.	Termination

7.1	This Agreement shall be terminated upon its expiry, unless renewed in accordance with its provisions.

7.2	Without prejudice to the rights or remedies Party A may have (whether at law or otherwise), Party A may give a written notice to Party B to terminate this Agreement with immediate effect if: (1) Party B breaches this Agreement and fails to cure such breach within thirty (30) workdays after receiving Party A’s written notice; or (2) Party B is wound up, dissolved or involved in liquidation proceedings or files an application for bankruptcy or an application for bankruptcy is filed against it, its business license is canceled or otherwise.

7.3	Within the term of this Agreement, Party A may terminate this Agreement at any time upon 30 days prior written notice to Party B.

7.4	Within the term of this Agreement, Party B shall not terminate this Agreement prematurely for whatever reason. In the event that Party B prematurely terminates this Agreement, it shall pay to Party A the liquidated damages of at least RMB 10,000 at one time.

7.5	The rights and obligations of both parties under Articles 4 and 8 shall survive the termination of this Agreement.

8.	Settlement of Disputes

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be settled by both parties in good faith and through amicable negotiations. In case no settlement can be reached by both parties within thirty (30) days after either party makes a request for dispute resolution through negotiations, either party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Shenzhen and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon both parties.

9.	Force Majeure

9.1	An Event of Force Majeure means any event that is unforeseeable to or that is foreseeable but whose happening and consequences are unavoidable and insurmountable to either party, including, but not limited to, war or natural disaster, but insufficiency of credit standing, funds or financing shall not be regarded as an Event of Force Majeure. Depending on the special nature of computer network, Events of Force Majeure shall include any of the following events affecting the normal operation of the computer network of either party:

9.1.1	Hacker attack or computer virus invasion;

9.1.2	Serious interruption caused by the technical adjustment of telecommunications department; or

9.1.3	Interim interruption caused by government control.

9.2	Should the performance of this Agreement be delayed or hindered due to any Event of Force Majeure as defined above, the prevented party shall be exempt from any liability under this Agreement to the extent of the portion being delayed or hindered, provided, however, that the prevented party makes all reasonable efforts to perform this Agreement or reduce the impact of such Event of Force Majeure. Once the cause for such exemption is corrected and remedied, both parties agree to do their best to resume the performance of this Agreement.

10.	Applicable Law

The performance, interpretation and enforcement of this Agreement shall be governed by applicable Chinese laws.

11.	Notices

Any notice or other communications required to be made under or pursuant to this Agreement shall be written in Chinese and deemed to be received when delivered to the following addressees by hand delivery, registered or certified mail (postage prepaid), recognized courier service or fax:

If to Party A: Noah Education Technology (Shenzhen) Co., Ltd.

Address: B1002 Tian An Hi-tech Venture Park Building, Chegongmiao, Futian District, Shenzhen

If to Party B: Shenzhen Zhiyuan Noah Internet Technology Co., Ltd.

Address: B1003 Tian An Hi-tech Venture Park Building, Chegongmiao, Futian District, Shenzhen

12.	Transfer

12.1	Without Party A’s prior written consent, Party B shall not, directly or indirectly, transfer, sublicense, lease, donate, pledge, put under the custody of, use as a contribution in kind or otherwise dispose of any of its rights and/or obligations under this Agreement to any third party.

12.2	Party B hereby agrees that Party A may transfer all or part of its rights and/or obligations under this Agreement, as the case may be, upon giving a prior notice about such transfer to Party B and without requiring Party B’s prior written or oral approval.

13.	Severability

Should any provision of this Agreement be held to be invalid or unenforceable under applicable law, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remainder of this Agreement.

14.	Amendment and Supplement

This Agreement may be amended or supplemented, from time to time, by both parties by a written instrument. All amendments and supplements to this Agreement duly signed by both parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

IN WITNESS WHEREOF, both parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Party A: Noah Education Technology (Shenzhen) Co., Ltd. (Seal)

Authorized representative:	/s/ XIAO Xianquan

Party B: Shenzhen Zhiyuan Noah Internet Technology Co., Ltd. (Seal)

Authorized representative:	/s/ XU Dong